Exhibit 10.20

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the "Agreement") is made this 1st day of April 2021 (the "Effective Date"), by and between HillCour, LLC a Florida limited liability company (“HillCour” Continental Benefits, LLC, a Florida limited liability company (“Continental”), and Marpai, Inc. a Delaware corporation (“Marpai” each, a "Party", and collectively, the "Parties").

WHEREAS, the Parties are also parties to that certain Amended and Restated Equity Interest Purchase and Reorganization Agreement dated of even date herewith (the "Purchase Agreement"), governing the sale of all of the equity interests of Continental to Marpai; and

WHEREAS, capitalized terms used in this Agreement and schedules appended hereto without definition have the respective meanings set forth in the Purchase Agreement; and

WHEREAS, in order to enable Continental and its employees to continue to operate in an effective manner immediately following the Acquisition, the HillCour has agreed to provide certain services to Marpai on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows.

1.	SERVICES

1.1.            Transition Services. Transition Services. During the term of this Agreement, HillCour shall provide, Marpai, as may be requested, the services set forth in Schedule 1 attached hereto (individually, a "Transition Service" and, collectively, the "Transition Services"). The Parties acknowledge the transitional nature of certain of the Transition Services. Accordingly, as promptly as practicable following the execution of this Agreement, Marpai agrees to use commercially reasonable efforts to make a transition of each Transition Service to its own internal organization or to obtain alternate third-party sources to provide the Transition Services, if applicable. Marpai shall pay for costs incurred by HillCour as set forth in Schedule 1.

1.2.            Service Levels. The Transition Services shall be substantially similar in quality to those provided internally by HillCour prior to the Effective Date.

1.3.            Employee Cooperation; Contact Point. Each Party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective delivery of the Transition Services. In addition, each Party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any party's obligations hereunder as outlined in Schedule 2.

1.4.            Access to Premises. In order for HillCour to provide the Transition Services, HillCour on the one hand, and Marpai on the other, agree that it shall provide to each other’s and their Affiliates' employees and any third-party service providers or subcontractors who provide Transition Services, at no cost, access to their respective facilities, assets and books and records, in all cases to the extent necessary for the Parties to fulfill their obligations under this Agreement. The Parties agree that all of their and their Affiliates' employees and any third-party service providers and subcontractors, when on a Party’s property or when given access to any equipment, computer, software, network or files owned or controlled by Party, shall conform to the policies and procedures of such Party concerning health, safety and security which are made known to such Party in advance in writing.

1.5.            Limitation of Warranty. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE TRANSITION SERVICES EXCEPT AS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

1.6.            Costs and Expenses. Marpai shall promptly pay HillCour for the provision of Transition Services and the actual amounts for expenses incurred by HillCour pursuant to Schedule 1, without any offset by Marpai.

2.	CONFIDENTIALITY

2.1.            Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party hereto shall provide the other Party with all information regarding itself and the transactions contemplated by this Agreement that the other Party reasonably believes are required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Transition Services pursuant to this Agreement.

2.2.            Confidential Information. The Parties shall hold in trust and maintain confidential all Confidential Information (as defined in the Purchase Agreement) relating to the other Party, provided that nothing herein shall be construed to conflict with any obligations of HillCour employees to provide information pursuant to their employment agreements.

3.	TERM AND TERMINATION

3.1.            Term. Unless earlier terminated in accordance with Section 3.2 below, this Agreement shall be in effect until 5PM EST on July 1, 2021.

3.2.            Termination.

3.2.1.            This Agreement may be terminated by either Party if the other Party (the "Defaulting Party") has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within thirty (30) days following the date on which the other Party (the "Notifying Party") has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

3.2.2.            Marpai shall be permitted to terminate this Agreement with respect to any particular Transition Service to be provided by HillCour, unless otherwise indicated on Schedule 1, upon no less than thirty (30) days' prior written notice to HillCour.

3.2.3.            Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect.

4.	INDEMNIFICATION; LIMITATION ON LIABILITY.

4.1.            The Marpai shall indemnify, defend and hold HillCour harmless from any and all losses, costs, liabilities, expenses, claims and damages whatsoever, including attorneys’ fees (“Losses”), to the extent that such Losses are a result of the acts, errors or omissions of Marpai pursuant to its obligations under this Agreement. Further, the Marpai shall indemnify, defend and hold HillCour harmless from any and all claims, audits and investigations (other than routine claims for benefits by participants and beneficiaries in the ordinary course under the terms of HillCour’s applicable plans). Notwithstanding the foregoing or anything to the contrary herein, Marpai shall not be responsible for any Losses to the extent such Losses are a result of HillCour’ willful misconduct or gross negligence. In no event shall any Party by liable to any other Party (nor to any person claiming rights derived from another party's rights) for incidental, consequential, special, punitive, or exemplary damages of any kind, including loss of future revenue or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party's sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. In no event shall HillCour be liable to any other Party under this Agreement for Losses in excess of the amount paid to Seller Parties for the time spent by HillCour’s employees in performing the Transition Services.

5.	GENERAL

5.1.            Reference to Purchase Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

5.2.            Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

5.3.            Notices. All notices and other communications required or permitted by this Agreement shall be governed by the Purchase Agreement.

5.4.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered or changed except by a written agreement signed by the Parties hereto.

5.5.            Force Majeure. None of the Parties hereto shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement which delay or failure results from events entirely beyond the control of that Party, including without limitation acts of God, acts or regulations of any governmental or national authority, war, terrorism, accident, fire, flood, strikes, industrial disputes or shortage of fuel.

5.6.            Assignment. No Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties.

5.7.            Governing Law. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HILLCOUR, LLC.

HILLCOUR, LLC.

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	CFO

MARPAI:

MARPAI, INC.

By:/	s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	5/7/2021

[Signature Page – Transition Services Agreement]

Schedule 1

TRANSITION SERVICES

The Seller Transition Services shall include the following to be billed at $6,000 per month via written invoice with payment due within 10 business days from the date of the invoice:

1)	Treasury and Banking:

I.	Daily

a)	Download daily cash report (JPMorgan “ACCESS” online tool)

b)	Review clients claims account for incoming deposits/funding for claims register (PUSH clients)

c)	Run payment report for any payments received after cutoff time from day before

d)	Pull funding (Automated Clearing House “ACH” transaction) from clients account to fund claims account (per email from Billing team)

e)	Email pull requests to the VP of Finance for approval

f)	Reply/follow up via email to Billing team re: funding received from clients pull or push.

g)	Monitor all accounts throughout day for any incoming payments/ ensure accounts always remain positive not negative.

II.	Periodically

a)	Bi-Weekly: ensure operational account is fully funded for payroll (reports received by Human Resources “HR”)

b)	Bi-Weekly: process Flexible Spending Accounts payment sent by HR.

c)	2-3x a week process ERISA ACH batch payments / send email to VP Finance for approval

d)	1-2x a week process Operations ACH batch payments/ send email to VP of Finance for approval

e)	2-3x a week process funds transfer from accounting (or as needed to fund negative accts)

f)	1-2x a week print check batch via Great Plains accounting system, upload checks in positive pay in CHASE, mail checks

g)	Research all check tracers from Client Billing/ Accounts Payable or escalated requests from Account Managers via ACCESS

h)	Acting liaison with representative of CHASE for all banking inquiries

i)	Communicate with AM regarding escalated issues, mostly clients who are behind in funding their claims registers (all registers will remain on HOLD until funding is received); follow up with the Account Manager, VP of Finance, and Client Billing Team to ensure all is aware of registers not funded.

j)	Research any inquiries requested by accounting/ COBRA, Claims Managers regarding payments to client accounts.

III.	Monthly

a)	Download all clients bank statements for prior month/ save to shared drive.

b)	Download prior months transaction for all clients (for accounting team)/ save to shared drive.

c)	Pull Admin fees from all client setups as pull clients/ email VP Finance to approve request.

d)	Update pull status spreadsheet for Funding Supervisor to monitor.

IV.	Other Responsibilities

a)	Training

o	Provide training and documentation to requisite personnel on treasury and banking duties and responsibilities during normal business hours.

b)	New Client Accounts

o	Receive and process all new client account request from Implementation.

o	Prepare email / packet for new account request, send email to rep at CHASE for processing.

o	Work with representative to ensure all paperwork, signature and setup in ACCESS is completed before final setup.

o	Once completed / send all new account information (acct number, routing number, etc.) to Implementation / Client Billing team for internal setup

o	Setup Positive Pay in ACCESS (testing required before going LIVE in ACCESS)

Schedule 2

POINTS OF CONTACT

For Marpai, any inquiries relating to this Agreement should be directed to:

Edmundo Gonzalez CEO

Marpai Health

14 Todd Drive

East Hampton, NY 11937 (646)303-3483

For HillCour, any inquiries relating to this Agreement should be directed to:

Steve Johnson

4830 West Kennedy Boulevard

Suite 100

Tampa, FL 33609

(863) 825-4171